Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue

Cleveland, Ohio 44108

216-496-3238

November 12, 2019
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Third Quarter 2019 Results

CLEVELAND, OHIO, November 12, 2019 – Crawford United Corporation (OTC: CRAWA), a diversified holding company engaged in specialty aerospace components, commercial air handling, and industrial hose business segments, today reported results for the three-month and nine-month periods ended September 30, 2019.

For the quarter ended September 30, 2019, sales were $22.2 million compared with $19.8 million in the same period last year, an increase of 13%.  In this quarter, the Company recorded operating income of $2.6 million compared with operating income of $2.5 million in the same period last year, an increase of 4%. The increases in sales and operating income were the result of organic growth, primarily in the commercial air handling segment of the company. Net income was $1.7 million, or $0.52 per fully diluted share, compared to $1.5 million, or $0.48 per fully diluted share in the prior year, an increase of 13%.

For the nine months ended September 30, 2019, sales were $68.6 million compared with $45.2 million in the same period last year, an increase of 52%.  In this nine-month period, the Company recorded operating income of $7.9 million compared with operating income of $4.9 million in the same period last year, an increase of 61%.  The increases in sales and operating income were the result of the acquisition of CAD Enterprises effective July 1, 2018 and organic growth in the other operating segments. Net income was $5.3 million, or $1.64 per fully diluted share, compared with net income of $2.3 million, or $0.71 per fully diluted share last year, an increase of 133%.

Brian Powers, Chairman and CEO, stated “We are pleased with the profitable growth of our business during the third quarter and expect business conditions to remain robust for the foreseeable future. In addition to our focus on organic growth within our existing business segments, Crawford United continues to actively seek strategic and opportunistic acquisitions. To help fund these opportunities, we have increased the principal amount of our revolving credit facility from $12,000,000 to $20,000,000 and extended the maturity date to June 2024. We continue to maintain low leverage ratios and to pay down debt through free cash flow generation.”

About Crawford United Corporation. Founded in 1910, Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, aerospace, education, transportation, and petrochemical. The company currently operates three business segments. The Aerospace Components business specializes in highly complex precision components primarily for customers in the commercial aviation industry, offering complete end-to-end engineering, machining, grinding, welding, brazing, heat treat, and assembly solutions. The Commercial Air Handling business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions. The Industrial Hose business is a premier manufacturer of flexible interlocking metal hoses and a distributor of a full line of branded silicone and hydraulic hose products to diverse industrial markets. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including deterioration of or instability in the economy, the markets the Company serves and the financial markets, developments and uncertainties in U.S. laws and policy, decreased availability or increased costs of materials used in producing the Company’s products, contractions or growth rates and seasonality or cyclicality of markets the Company serves, competition, loss of any key customer, the Company’s ability to successfully integrate the businesses it acquires and achieve the anticipated benefits of such acquisitions,  the impact of divestitures and dispositions, the impact of the Company’s debt obligations on its operations and liquidity, as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:  Brian E. Powers, 216-496-3238

CRAWFORD UNITED CORPORATION

Consolidated Income Statement (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

	2019		2018		2019		2018
Sales	$22,244,681	100%	$19,771,137	100%	$68,595,404	100%	$45,243,029	100%
Cost of Sales	17,257,118	78%	15,320,915	77%	$53,551,020	78%	34,287,788	76%
Gross Profit	4,987,563	22%	4,450,222	23%	15,044,384	22%	10,955,241	24%

Product development costs	-	0%	-	0%	-	0%	220,418	0%
Selling, general and administrative expenses	2,428,784	11%	1,978,943	10%	7,122,981	10%	5,803,514	13%
Operating Income	2,558,779	12%	2,471,279	12%	7,921,403	12%	4,931,309	11%

Interest charges	321,994	1%	286,684	1%	872,646	1%	453,372	1%
Loss on sale of business	-	0%	-	0%	-	0%	1,160,574	3%
Other (income) expense, net	3	0%	97,412	0%	1,664	0%	205,678	0%
Income before Income Taxes	2,236,782	10%	2,087,183	11%	7,047,093	10%	3,111,685	7%
Income tax expense	541,914	2%	590,104	-1%	1,775,288	3%	846,229	2%
Net income	$1,694,868	8%	$1,497,079	8%	$5,271,805	8%	$2,265,456	5%

Net income (loss) per common share
Basic	$0.59		$0.55		$1.89		$0.80
Diluted	$0.52		$0.48		$1.64		$0.71

Weighted average shares outstanding
Basic	2,850,958		2,720,654		2,787,845		2,826,347
Diluted	3,249,233		3,092,520		3,223,004		3,186,946